August 12, 2014

Lynn Brooks
Via E-mail: Lbrooks@riekecorp.com

Dear Lynn:

Reference is hereby made to our recent conversations concerning your future employment with Rieke Corporation (“Rieke”). As discussed, effective August 15, 2014 you will resign from your position as President of Packaging Systems and assume the role of Advisor to the President of Packaging Systems. Your current salary, bonus, perquisites and benefits will remain the same for the remainder of 2014. Your bonus accrued with respect to 2014 will be paid in the ordinary course in accordance with the terms of the TriMas Short Term Incentive Plan, provided that the portion of your bonus deferred and paid in the form of equity under the plan will be paid in cash at the same time in 2015 as the balance of your earned bonus. Effective January 1, 2015, your new base salary will be $200,000 (“Salary”). In addition to your Salary, you will remain eligible to participate in the TriMas Corporation health and welfare benefits program and entitled to a 401(k) employer match, performance match and a quarterly pension contribution (collectively, the “Health, Welfare and Retirement Benefits”).

Your Salary and Health, Wealth and Retirement Benefits represent your entire compensation package for 2015. For the avoidance of doubt, effective January 1, 2015, you are no longer eligible for any bonus, perquisites or other benefits commensurate with your previous role as President of Packaging Systems, such as benefits under the Supplemental Executive Retirement Plan, Compensation Limit Restoration Plan, Executive Severance and Change in Control Policy, Flexible Allowance Plan, TriMas Long Term Equity Incentive Plan and TriMas Short Term Incentive Plan.

With respect to your outstanding equity awards, the restricted stock and performance units that were previously granted to you, but have not yet vested will vest as noted below and in accordance with the performance metrics set forth in the respective grant agreements. As of today, you have a total of 12,539 shares of restricted stock scheduled to vest as follows: 7,596 on March 1, 2015, 3,381 on March 1, 2016 and 1,563 on March 1, 2017. These restricted stock grants shall vest as follows: (i) as scheduled in the grant agreement for shares vesting on March 1, 2015, and (ii) for shares vesting in 2016 and 2017, as of December 31, 2015, provided you remain a Rieke employee as of such date. You also have a total of 14,351 performance units. The total number of shares earned is determined after each three-year performance period, and earned shares will vest and be distributed accordingly, notwithstanding your separation from the Rieke effective December 31, 2015. Assuming target performance is achieved, 4,209 shares are scheduled to vest on March 1, 2015, 5,454 shares are scheduled to vest on March 1, 2016 and 4,688 shares are scheduled to vest on March 1, 2017.

In consideration of the foregoing, you have agreed for a period of 24 months following the termination of your employment with Rieke to refrain from either directly or indirectly (i) engaging, whether on your own account or jointly with others, as a principal, stockholder, partner, member, employee, officer, agent, consultant or in any other advisory capacity in any business which designs, develops, manufactures, distributes, sells or markets the type of products or services sold, distributed or provided by Rieke or its affiliates within the Packaging division of TriMas Corporation (“Affiliates”) during the one year period prior to the date of employment termination (the “Business”); (ii) employing, soliciting or accepting the performance of services by any active employee of Rieke or any of its Affiliates who is employed primarily in connection with the Business, unless such employee responded to a general, non-targeted recruitment effort; (iii) inducing any active employee of Rieke or its Affiliates to leave their employment; and (iv) soliciting for business any person who is a customer or former customer of Rieke or any of its Affiliates, unless such person ceased to have been a customer for a period of at least six months as of the time of such solicitation. The restrictions set forth in subpart (i) of this paragraph shall not prevent you from owning, directly or indirectly, not more than five percent of the equity interests in any entity engaged in the Business that is listed or traded on a national securities exchange or in an over-the-counter securities market.

Lynn, thank you again for your excellent leadership over the years to our organization. We look forward to continuing our relationship with you as you transition into retirement which is anticipated to become effective December 31, 2015. Please acknowledge your understanding and recognition of the reasonableness of the terms of this letter and agreement to be bound by the same by signing in the space provided below and returning a signed copy to me. Please contact me with any questions.

Very Truly Yours,

/s/David Wathen
David Wathen, Chief Executive Officer

AGREED AND ACKNOWLEDGED, this 12th day of August, 2014

/s/ Lynn Brooks
Lynn Brooks